[LETTERHEAD]

FOR IMMEDIATE RELEASE

                                                Contact:
                                                -------
                                                Darren Sylvia
                                                Director, Investor Relations
                                                Gerald Stevens, Inc.
                                                954-627-1354
                                                darren.sylvia@geraldstevens.com



        Gerald Stevens, Inc. Common Stock to Trade on OTC Bulletin Board


FORT LAUDERDALE, FL - December 4, 2000. Gerald Stevens, Inc. (OTC BB: GIFT), the nation's largest specialty retailer and marketer of floral products, announced that its common stock will be quoted on the NASD OTC Bulletin Board, effective today. The Nasdaq Stock Market notified the company after the close of business on Friday, December 1, that its common stock would be delisted at the open of business today because it did not meet the listing requirements.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter (OTC) equity securities. An OTC equity security generally is any equity that is not listed or traded on Nasdaq or a national securities exchange. Further information about the OTC Bulletin Board is available at www.otcbb.com.

Gerald Stevens, Inc. (OTC BB: GIFT) (www.geraldstevens.com) is the largest specialty retailer and marketer of floral products in the country. The Company currently operates the largest network of floral specialty retail stores in the United States with over 300 locations. It also operates Florafax, a national wire service with over 5,500 member florists covering all 50 states, three call centers and Internet businesses that take orders 24 hours a day, 7 days a week. Additionally, Gerald Stevens owns National Flora, a leading national floral marketing company with premium-placed advertisements in over 1,000 Yellow Page directories; the Flower Club, a leading corporate affinity marketer with over 50 corporate partners; and upscale floral company, Calyx & Corolla, Inc., a leading direct marketer of floral products and the largest direct-from-grower operation in the United States. Gerald Stevens also owns its own import and sourcing operation in Miami, Florida.

This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Some of the factors that could cause such differences can be found under the headings "Forward-Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 29, 2000.

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